EXHIBIT 5.1

                        [LETTERHEAD OF PIPER RUDNICK LLP]

                                  July 25, 2002

The Board of Directors
Circle Group Internet Inc.
1011 Campus Drive
Mundelein, Illinois 60060

Gentlemen:

         We have examined the registration statement to be filed with the Securities and Exchange Commission on or about July 25, 2002 for registration under the Securities Act of 1933, as amended (the "Securities Act"), of 588,000 shares of common stock, par value $0.00005 per share ("Common Stock"), of Circle Group Internet Inc. (the "Company") reserved for issuance pursuant to a certain consulting agreements the Company entered into with Wayne Jenkins, Brian Lewis and Felice Padnos (collectively, the "Plans"). We have examined pertinent corporate documents and records of the Company, including its Articles of Incorporation, as amended, and its By-Laws, and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

         On the basis of the foregoing, we are of the opinion that the issuance of the aforesaid 588,000 shares of Common Stock offered or to be offered by the Company pursuant to the Plans has been duly authorized, and, when issued and sold upon the terms and conditions set forth in the Plan and any related agreements executed thereunder, such shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

                                                     Very truly yours,

                                                     PIPER RUDNICK LLP

                                                     /s/ Piper Rudnick LLP